Exhibit  4.225

OFFICE PREMISES LEASE

LESSEE/FIRM:    SHANGHAI SHANDA NETWORKING CO., LTD.

LEASED UNIT:   ROOM 101☐102 ☐ 204 ☐303☐305☐401☐404_,
BUILDING NO.  NO. 1 OF BIBO ROAD, PUDONG NEW AREA, SHANGHAI

DATE OF EXECUTION:    1ST OF JANUARY, 2008

TABLE OF CONTENTS

1.	LEASED PREMISES	1
2.	TERM OF LEASE	2
3.	RENT	2
4.	DATE OF PAYMENT	3
5.	CURRENCY AND ACCOUNT	3
6.	BREACH OF CONTRACT AND TERMINATION	3
7.	MISCELLANEOUS	4

OFFICE LEASE CONTRACT

This Office Lease Contract is hereby entered into by the following parties on 1st of January, 2008 in Shanghai, the People’s Republic of China.

Lessor: Shengqu Information Technology (Shanghai) Co., Ltd. (hereinafter referred to as “Party A”)

Lessee:  Shanda Networking Co., Ltd (hereinafter referred to as “Party B”)

1.	LEASED PREMISES

Party A hereby agree to lease the premises located at Room 101☐102☐204☐303☐305☐401☐404_, Building No. 1 of Bibo Road, Pudong New Area, Shanghai with the total gross area of 2242.73 square meters (details are included in the redlined map attached as Appendix Two hereof) to Party B in good condition. The purpose of the leased premises shall be for office use.

2.	TERM OF LEASE

2.1	The term of lease shall be 1 year, commence on 1st of January, 2008 and expire on 31st of December, 2008.

2.2
Upon expiry of the lease, Party A has the right to repossess all the leased premises and Party B shall return the leased premises in good condition on time. Where Party B wishes to renew the lease, it shall submit its request in writing to Party A two (2) months prior to the expiration date.

3.	RENT

The rent of the leased premises shall be RMB4.1/square meter/day during the term of lease.  The total amount of the rent shall be RMB3356245.45/year.

4.	DATE OF PAYMENT

4.1
The rent shall be paid on a monthly basis in advance.  The first instalment of the rent shall be paid on the commencement date.  Commencing from the expiry of the rent-free period, each instalment shall be paid on the 5th of each month.

5.	CURRENCY AND ACCOUNT

Party B shall pay all the amounts due under this Contract to the account designated by Party A.  All the payment shall be calculated in RMB and be made in Renminbi.

6.	BREACH OF CONTRACT AND TERMINATION

6.1	Breach of contract

Where one party breaches this Contract and causes losses to the other party, the other party (i) has the right to request the defaulting party to rectify its default by written notice.  Where the defaulting party fails to rectify its default within thirty (30) days of receipt of such notice, the performing party has the right to terminate this Contract, or (ii) has the right to terminate this Contract immediately if the default is beyond correction.  Where the defaulting party’s breach of Contract causes any expenses, cost, liabilities or losses to the performing party, the defaulting party shall compensate the performing party (and assure that the performing party’s interest will not be affected).

6.2	Right to terminate

Either party may terminate the lease if any of the following events occurs:

(a)	A party is unable to perform its obligations for six (6) consecutive months or more due to any force majeure event, in which case the other party may terminate this Contract immediately; or

(b)	A party enters into bankruptcy, liquidation, dissolution or any similar proceedings; or

(c)	All or the material assets of a party necessary for performance of this Contract are seized, embargoed, confiscated and such assets can not be released in three (3) months.

7.	MISCELLANEOUS

7.1	It is calculated by actually used square if the lease premises are changed.

7.2	Force majeure

(a)
A Force Majeure Event shall mean any events that are out of one party’s control which prevent that party from performing its obligations hereunder. The Force Majeure Event shall include but is not limited to prohibitions or activities of any government or governmental agency, riot, war, hostility, public riots, strike, labour dispute, disruption of transportation or other facilities, plague, fire, flood, earthquake, storms, tsunami or other natural events.

(b)
Where one party fails to perform its obligations hereunder due to any force majeure event, the party shall notify the other party in writing within fourteen (14) days of the occurrence of such event. Both parties shall make their best efforts to reduce the losses caused by the force majeure event.  Neither party shall be responsible for any damage, cost increase or losses caused by failure or delay of performance of its obligations for reason of force majeure event.  Such failure or delay shall not be treated as a breach of this Contract.  A party claiming to have suffered from a force majeure event shall use its best endeavour to reduce or eliminate the effects of such event and shall try to recommence performance of its obligations as early as possible.

7.3	Governing law

The formation, effectiveness, interpretation, implementation, amendment and termination of this Contract shall be governed by the laws of the People’s Republic of China.

7.4	Dispute resolution

(a)
The parties shall resolve any disputes arising under, out of or in connection with this Contract by consultation first.  Such consultation shall be commenced immediately after one party sends the notice as stipulated in Clause 15.8 herein.  Where the parties are unable to resolve such dispute by consultation within thirty (30) days of such notice, then either party may, after notifying the other party, submit such dispute to the Beijing Arbitration Commission for arbitration.

(b)	The arbitration shall be carried out in accordance with the current arbitration procedures of the Shanghai Arbitration Commission. The arbitration award shall be final and binding to the parties.

(c)	During the course of dispute resolution, the parties shall in all aspects continue performance of this Contract.

7.5	Amendment and alteration to this Contract

Any amendments to this Contract or its appendices shall be made only by agreement in English and Chinese signed by the authorized representative of the parties.

7.6	Severability

Invalidity of any provision of this Contract shall not affect the effectiveness of other provisions.

7.7	Language

This Contract shall be signed in Chinese.

7.8	Entire agreement

This Contract as well as its appendices constitute the entire agreement between the parties regarding the subject matter and supersede any prior agreement, contract, understanding and communication, oral or written.  The headings to the clauses are for reference only and shall not have any legal effect.

7.9	Notice

Any notice or communication under this Contract shall be made in English and Chinese and shall be sent by hand delivery, air registered mail (postage prepaid), reputable courier service or fax to the below addresses.  The date of service shall be confirmed as below:

(a)	By hand delivery, it shall be the date of delivery.

(b)	By air registered mail (postage prepaid), it shall be ten (10) days after the postage date (post mark date).

(c)	By courier, it shall be five (5) days after dispatch by a reputable courier service.

(d)	By fax, it shall be the first business day after sending.

The addresses of the parties are as below:

Either party may change its address from time to time by notifying the other party in writing.

7.10	Appendices

The appendices shall constitute an integral part of this Contract and shall be binding to both parties.

7.11	Date of effectiveness

This Contract shall come into force upon signature of the parties.

7.12	Copies

This Contract shall be executed in two (2) copies, each copy shall be equally authentic.  Each of Party A and Party B shall hold one copy.

IN WITNESS THEREOF, the parties hereby have their authorized representatives to sign this Contract on the date appearing on the first page hereof.

Lessor: Shengqu Information Technology (Shanghai) Co., Ltd.

Signature of the representative:

Name:

Title:

Lessee:    Shanghai Shanda Networking Co., Ltd.

Name:

Title: